UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2015

Federal-Mogul Holdings Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34029	46-5182047
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

27300 West 11 Mile Road, Southfield, Michigan	48034
(Address of principal executive offices)	(Zip Code)

(248) 354-7700

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 — Regulation FD

Item 7.01. Regulation FD Disclosure

As previously announced, Federal-Mogul Holdings Corporation (the “Company”) intends to launch a common stock rights offering on or about March 6, 2015 (the “Rights Offering”). In connection with the Rights Offering, the Company is providing preliminary financial outlook information for its fiscal quarter ending March 31, 2015 as set forth below.

Financial Outlook for Quarter Ending March 31, 2015

For the first quarter ending March 31, 2015, we expect the following:

•	Net sales of $1.8 billion to $2 billion; and

•	Operational EBITDA of $120 million to $135 million.

Powertrain sales in the quarter will include the results of the TRW valvetrain acquisition for the period from February 6 to March 31. Sales and Operational EBITDA during the quarter continue to be impacted by negative foreign exchange movements associated with the strengthening U.S. dollar against most major currencies.

Compared to the first quarter of 2014, Motorparts sales will be positively impacted by the inclusion of the results of the recent Affinia chassis and Honeywell brake component acquisitions, offset by negative foreign exchange movements. Operational EBITDA for the first quarter of 2015 is expected to be significantly lower than the first quarter of 2014, primarily as a result of costs related to the division’s strategic initiatives as well as the integration of the Affinia and Honeywell acquisitions.

Key assumptions for our financial outlook include global industry vehicle production levels; the amount and timing of costs relating to restructuring actions, strategic initiatives and the integration of acquisitions; aftermarket demand for our products; foreign currency exchange rates; as well as other estimates and assumptions regarding our business, industry conditions, global economic, regulatory, market and financial conditions and other factors.

Operational EBITDA is defined as earnings from continuing operations before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 and U.K. Administration related reorganization expenses, gains or losses on the sales of businesses, the non-service cost components of the U.S. based funded pension plan, OPEB curtailment gains or losses, the income statement impacts associated with stock appreciation rights, loss on extinguishment of debt and costs associated with acquisitions, legal separation and headquarters relocation. Management believes that Operational EBITDA provides supplemental information for management and investors to evaluate the operating performance of its business. Management uses and believes that investors benefit from referring to Operational EBITDA in assessing the Company’s operating results, as well as in planning, forecasting and analyzing future periods. Additionally, Operational EBITDA presents measures of corporate performance exclusive of capital structure and the method by which assets were acquired and financed. Operational EBITDA should not be considered in isolation or as a substitute for net income (loss) or other income statement or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. Also, Operational EBITDA, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies.

Given the inherent uncertainty regarding special and non-recurring items, a reconciliation of forward-looking financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP is not feasible. The magnitude of these items, however, may be significant.

We have not yet completed the quarter ending March 31, 2015, and accordingly, we do not yet have finalized financial results for that quarter. Our financial outlook information for the quarter ending March 31, 2015 remains subject to the completion of the quarter and our normal quarter-end accounting procedures and adjustments and is subject to change and may differ significantly from the estimates above.

We have prepared the quarterly financial outlook information included above, and our independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to such information. Although we currently expect that our final results will be consistent with the estimates described above, these estimates are preliminary and represent the most current information available to management and reflect other estimates and assumptions, as described herein. Therefore, it is possible that our actual results may differ materially from these estimates due to the completion of the first quarter, our final closing procedures, changes in the data and market conditions underlying our assumptions, future operational restructuring actions and other developments that may arise in the future.

We have not updated and do not intend to update or otherwise revise these projections to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent events even in the event that any or all of the underlying assumptions or estimates are no longer appropriate. The foregoing preliminary financial results constitute forward looking statements. Actual results may vary materially from the information contained in these forward-looking statements based on a number of factors.

The information contained in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Federal-Mogul Holdings Corporation
(Registrant)

Date: March 3, 2015

/s/ Brett D. Pynnonen
	By:	Brett D. Pynnonen
Senior Vice President, General Counsel and Secretary

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